UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Saratoga Investment Corp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Saratoga Investment Corp.

535 Madison Avenue

New York, New York 10022

ANNUAL MEETING OF STOCKHOLDERS

August 13, 2015

To the Stockholders of Saratoga Investment Corp.:

You are cordially invited to attend an annual meeting of stockholders of Saratoga Investment Corp., to be held at the offices of Sutherland Asbill & Brennan LLP, located at 1114 Avenue of the Americas, New York, NY 10036, on September 30, 2015, at 10:30 a.m., local time. Only stockholders of record at the close of business on August 12, 2015 are entitled to notice of, and to vote at, the meeting, including any adjournment or postponement thereof.

Details of the business to be conducted at the meeting are given in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you expect to attend the meeting, please vote electronically via the internet or by telephone, or sign and return your proxy card so that your shares may be represented at the meeting. As discussed in the Proxy Statement, voting electronically via the internet, by telephone or by returning the proxy or voting instruction card does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Christian L. Oberbeck

Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on September 30, 2015.

Our proxy statement and annual report on Form 10-K for the year ended February 28, 2015 are available at the following cookies-free website that can be accessed anonymously: www.proxyvote.com.

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

will be held at the offices of Sutherland Asbill & Brennan LLP

1114 Avenue of the Americas, New York NY 10036

September 30, 2015, 10:30 a.m., local time

August 13, 2015

To the Stockholders of Saratoga Investment Corp.:

The 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Saratoga Investment Corp., a Maryland corporation (the “Company”), will be held at the offices of Sutherland Asbill & Brennan LLP, located at 1114 Avenue of the Americas, New York, NY 10036, on September 30, 2015, at 10:30 a.m., local time. At the Annual Meeting, our stockholders will consider and vote on proposals to:

1.	To elect Christian L. Oberbeck a director of the Company, to serve until the 2018 Annual Meeting of Stockholders or until his successor is duly elected and qualified;

2.	To approve a proposal to authorize the Company to sell or otherwise issue the Company’s common stock at an offering price per share to investors that is not less than 85% of the Company’s then current net asset value per share;

3.	To approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to elect the director and/or the proposal to sell or issue shares of common stock to investors at a per share price that is less than the Company’s then current net asset value per share; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements.

THE BOARD OF DIRECTORS, INCLUDING THE INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS.

Holders of record of our common stock as of the close of business on August 12, 2015, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting. Whether or not you expect to be present in person at the Annual Meeting, please sign the enclosed proxy and return it promptly in the envelope provided, or vote via the Internet or telephone. Instructions are shown on the proxy card.

Thank you for your support of Saratoga Investment Corp.

By order of the Board of Directors,

Henri J. Steenkamp

Chief Financial Officer and Secretary

New York, New York

August 13, 2015

This is an important meeting. To ensure proper representation at the Annual Meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope, or vote your shares electronically through the Internet or by telephone. Please see the proxy statement and the enclosed proxy for details about electronic voting. Even if you vote your shares prior to the Annual Meeting, you still may attend the Annual Meeting and vote your shares in person.

GENERAL	1
ANNUAL MEETING INFORMATION	1
VOTING INFORMATION	2
INFORMATION REGARDING THIS SOLICITATION	4
BENEFICIAL OWNERSHIP OF COMMON STOCK	5
PROPOSAL 1—ELECTION OF DIRECTORS	6
Director and Executive Officer Information	7
Corporate Governance	11
Executive Compensation	15
Director Compensation	15
PROPOSAL 2—TO AUTHORIZE THE COMPANY TO SELL OR OTHERWISE ISSUE COMMON STOCK AT AN OFFERING PRICE PER SHARE TO INVESTORS THAT IS NOT LESS THAN 85% OF THE COMPANY’S THEN CURRENT NET ASSET VALUE PER SHARE (“NAV”)	16
Background and Reasons	16
Conditions to Sales Below NAV	19
Key Stockholder Considerations and Risk Factors	19
Examples of Dilutive Effect of the Issuance of Shares Below NAV	21
PROPOSAL 3—ADJOURNMENT OF THE ANNUAL MEETING	23
OTHER MATTERS	24
Audit Committee Report	24
Independent Registered Public Accounting Firm	25
Information Incorporated by Reference	25
Stockholder Proposals	25
Other Business	26
Annual Reports	26

i

Saratoga Investment Corp.

535 Madison Avenue

New York, New York 10022

PROXY STATEMENT

2015 Annual Meeting of Stockholders

GENERAL

We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”). We are first furnishing this proxy statement and the accompanying form of proxy to stockholders on or about August 17, 2015. In this proxy statement, except where the context suggests otherwise, we refer to Saratoga Investment Corp. as the “Company,” “Saratoga,” “we,” “our” or “us” and the Board of Directors as the “Board.”

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card or otherwise provide voting instructions, either via the Internet or telephone, and the Company receives it in time for the Annual Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominee as a director, FOR the proposal to authorize the Company to sell or issue shares of common stock to investors at a per share price that is less than the Company’s then current net asset value per share, and FOR the proposal to adjourn the Annual Meeting if necessary or appropriate.

ANNUAL MEETING INFORMATION

Date and Location

We will hold the Annual Meeting on September 30, 2015 at 10:30 a.m., local time, at the offices of Sutherland Asbill & Brennan LLP, located at 1114 Avenue of the Americas, New York, NY 10036.

Admission

Only record or beneficial owners of Saratoga common stock as of the close of business on August 12, 2015 or their proxies may attend the Annual Meeting. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Purpose of Annual Meeting

At the Annual Meeting, you will be asked to vote on the following proposals:

1.	To elect Christian L. Oberbeck as a director of Saratoga, to serve until the 2018 Annual Meeting of Stockholders or until his successor is duly elected and qualified;

2.	To approve a proposal to authorize the Company to sell or otherwise issue the Company’s common stock at an offering price per share to investors that is not less than 85% of the Company’s then current net asset value per share;

3.	To approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to elect the director and/or the proposal to sell or issue shares of common stock to investors at a per share price that is less than the Company’s then current net asset value per share; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements.

VOTING INFORMATION

Record Date and Quorum

The record date for the Annual Meeting is the close of business on August 12, 2015 (the “Record Date”). You may cast one vote for each share of common stock that you own as of the Record Date. On the Record Date, 5,588,754 shares of common stock were outstanding. A quorum is necessary to hold a valid meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting will constitute a quorum at the meeting. Abstentions are counted as present for purposes of establishing a quorum.

If a quorum is not present at the Annual Meeting, the stockholders who are represented may adjourn the Annual Meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.

Submitting Voting Instructions for Shares Held Through a Broker

If you hold shares of common stock through a broker, bank or other nominee, you must follow the voting instructions you receive from your broker, bank or nominee. If you hold shares of common stock through a broker, bank or other nominee and you want to vote in person at the meeting, you must obtain a legal proxy from the record holder of your shares and present it at the meeting. If you do not submit voting instructions to your broker, bank or other nominee, your broker, bank or other nominee is not permitted to vote your shares on any proposal considered at the meeting.

Authorizing a Proxy for Shares Held in Your Name

If you are a record holder of shares of common stock, you may authorize a proxy to vote on your behalf by mail, as described on the enclosed proxy card. Authorizing a proxy will not limit your right to vote in person at the meeting. A properly completed, executed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke the proxy. If you authorize a proxy without indicating your voting instructions, the proxyholder will vote your shares according to the Board’s recommendations.

Revoking Your Proxy

If you are a stockholder of record, you can revoke your proxy by (1) delivering a written revocation notice prior to the Annual Meeting to our Secretary, Henri J. Steenkamp, at 535 Madison Avenue, New York, New York 10022; (2) delivering a later-dated proxy that we receive no later than the opening of the polls at the meeting; or (3) voting in person at the meeting. If you hold shares of common stock through a broker, bank or other nominee, you must follow the instructions you receive from your nominee in order to revoke your voting instructions. Attending the Annual Meeting does not revoke your proxy unless you also vote in person at the meeting.

Votes Required to Adopt the Proposals

Proposal	Vote Required	Broker Discretionary Voting Allowed:	Effect of Abstentions and Broker Non-Votes
Proposal 1—Election of Christian L. Oberbeck as a director of Saratoga Investment Corp., to serve until the 2018 Annual Meeting of Stockholders or until his successor is duly elected and qualified.	Affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote at the Annual Meeting.	No	Abstentions and broker non-votes, if any, will have the effect of a vote against this proposal.

Proposal	Vote Required	Broker Discretionary Voting Allowed:	Effect of Abstentions and Broker Non-Votes
Proposal 2—Approval of a proposal to authorize the Company to sell or otherwise issue the Company’s common stock at an offering price per share to investors that is not less than 85% of the then current net asset value per share.	Pursuant to the Investment Company Act of 1940 (the “1940 Act”), approval of this proposal requires the affirmative vote of: (i) a “majority of the outstanding shares of common stock” of the Company; and (ii) a “majority of the outstanding shares of common stock” of the Company which are not held by affiliated persons of the Company, which includes our directors, officers, employees and 5% stockholders.	No	Abstentions and broker non-votes, if any, will have the effect of a vote against this proposal.

For purposes of this proposal, the 1940 Act defines “a majority of the outstanding shares common stock” as: (A) 67% or more of the shares of common stock present at the Annual Meeting if the holders of more than 50% of the outstanding shares of common stock of Saratoga are present or represented by proxy; or (B) 50% of the outstanding shares of common stock of Saratoga, whichever is the less.

Proposal 3—Approval of the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to elect the director and/or the proposal to sell or issue shares of common stock to investors at a per share price that is less than the company’s then current net asset value per share.	Affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.	No	Abstentions and broker non-votes, if any, will have the effect of a vote against this proposal.

INFORMATION REGARDING THIS SOLICITATION

The Company will bear the expense of the solicitation of proxies for the Annual Meeting. The Company has retained Morrow & Co., LLC to assist in the solicitation of proxies for estimated fees of $15,000, plus out-of-pocket expenses. We have requested that brokers, nominees, fiduciaries and other persons holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to forward the proxy materials to, and obtain proxies from, such beneficial owners. We will reimburse such persons for their reasonable expenses in so doing.

Householding of Proxy Statement Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokerages and other institutional holders of record have implemented householding. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request information about householding of their communications should contact their brokers or other intermediary holder of record. You can notify us by sending a written request to our Secretary, Henri J. Steenkamp, at 535 Madison Avenue, New York, New York 10022, or by calling (212) 906-7800.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of August 12, 2015, the beneficial ownership of each current director, the nominee for director, the Company’s executive officers, each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and the executive officers and directors as a group.

The percentage ownership is based on 5,588,754 shares of common stock outstanding as of August 12, 2015. Shares of common stock that are subject to warrants or other convertible securities currently exercisable or exercisable within 60 days thereof, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options or convertible securities, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. To our knowledge, unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned. Unless otherwise indicated by footnote, the address for each listed individual is Saratoga Investment Corp., 535 Madison Avenue, New York, New York 10022.

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Interested Directors
Christian L. Oberbeck	1,609,193	28.8%
Michael J. Grisius	72,413	1.3%
Executive Officer
Henri J. Steenkamp	1,549	*
Independent Directors
Steven M. Looney	1,458	*
Charles S. Whitman III	1,996	*
G. Cabell Williams	33,764	*
All Directors and Executive Officers as a Group	1,720,373	30.8%
Owners of 5% or more of our common stock
Black Diamond Capital Management, L.L.C.(2)	512,273	9.2%
Elizabeth Oberbeck(3)	744,183	13.3%
Thomas V. Inglesby(4)	292,948	5.2%

*	Less than 1%

Mr. Oberbeck and Mr. Inglesby are affiliates who make up 36.0% of the ownership of SAR.

(1)	Includes 505,002 shares of common stock directly held by Mr. Oberbeck, 167,468 shares of common stock held by Saratoga Investment Advisors, which Mr. Oberbeck controls, and 192,540 shares of common stock held by CLO Partners LLC, an entity wholly owned by Mr. Oberbeck and 744,183 shares of common stock directly held by Elizabeth Oberbeck. See footnote 3 below.

(2)	Based on information included in Amendment No. 3 to Schedule 13G filed by Black Diamond Capital Management, L.L.C. with the SEC on February 17, 2015. The address of Black Diamond Capital Management, L.L.C. is One Sound Shore Drive, Suite 200, Greenwich, CT 06830

(3)

Based on information included in Amendment No. 3 to Schedule 13D filed jointly by Christian L. Oberbeck, Elizabeth Oberbeck, Saratoga Investment Advisors and CLO Partners LLC on November 4, 2014. Pursuant to an Agreement Relating to Shares of Common Stock of Saratoga Investment Corp. (the “Transfer Agreement”), Christian L. Oberbeck transferred 744,183 shares of common stock beneficially owned by him to Elizabeth Oberbeck. Elizabeth Oberbeck has full ownership rights with respect to the shares, including without limitation, the right to (A) receive any cash and/or stock dividends and distributions paid on or with respect to the shares and (B) sell the shares in accordance with the provisions of the Transfer Agreement and receive all proceeds therefrom. However, pursuant to the terms of the Transfer Agreement, Christian L. Oberbeck has retained the right to vote the shares, except that Elizabeth Oberbeck has retained the right to vote the shares on all matters submitted to shareholders with respect to any matter that could give rise to dissenters or other rights of an objecting shareholder under Maryland General Corporation Law. The Transfer Agreement also contains a right of first refusal that requires Elizabeth Oberbeck to offer Christian L. Oberbeck the opportunity to purchase any shares of Common Stock owned by her prior to her intended sale of the shares. Any such purchases may be made either directly by Mr. Oberbeck or through entities affiliated with him.

PROPOSAL 1—ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of our Board. Pursuant to our Articles of Incorporation, the Board may modify the number of members of the Board provided that the number of directors will not be fewer than three or greater than eleven and that no decrease in the number of directors shall shorten the term of any incumbent director. The Board currently consists of five members, of whom three are not “interested persons” of Saratoga, as defined in Section 2(a) (19) of the 1940 Act. Section 303A.01 of the New York Stock Exchange Listed Company Manual requires that the Company maintain a majority of independent directors on the Board and further provides that a director of a business development company (“BDC”) shall be considered to be independent if he or she is not an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act.

Under our Articles of Incorporation, our directors are divided into three classes. Each class of directors will hold office for a three-year term, and until his or her successor is duly elected and qualified. At each Annual Meeting, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or any director’s earlier resignation, death or removal.

Mr. Oberbeck has been nominated for re-election for a three year term expiring in 2018. Mr. Oberbeck has not been nominated to serve as a director pursuant to any agreement or understanding between him and the Company.

A stockholder can vote for or against the nominee or abstain from voting. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of the nominee named below. If the nominee should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person nominated as a replacement. The Board has no reason to believe that the person named will be unable or unwilling to serve.

Our Board unanimously recommends a vote “FOR” this proposal.

Director and Executive Officer Information

Directors

Information regarding the nominee for election as a director at the Annual Meeting and our continuing directors is as follows:

Nominee for director whose term will expire at our 2015 Annual Meeting of Stockholders:

Name	Age	Position	Director Since
Interested Director
Christian L. Oberbeck	55	Chairman of the Board and Chief Executive Officer	2010

Continuing directors whose terms will expire at our 2016 Annual Meeting of the Stockholders:

Name	Age	Position	Director Since
Independent Directors
Steven M. Looney	65	Director	2007
Charles S. Whitman III	73	Director	2007

Continuing directors whose terms will expire at our 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualified:

Name	Age	Position	Director Since
Interested Director
Michael J. Grisius	51	Director	2011
Independent Director
G. Cabell Williams	61	Director	2007

Biographical information regarding our Board is set forth below. We have divided the directors into two groups—independent directors and interested directors. Interested directors are “interested persons” of Saratoga Investment Corp., as defined in Section 2(a)(19) of the 1940 Act.

Executive Officers

Name	Age	Position
Executive Director
Christian L. Oberbeck	55	Chief Executive Officer
Michael J. Grisius	51	President
Henri J. Steenkamp	39	Chief Financial Officer, Treasurer, Secretary and Chief Compliance Officer

Biographical information regarding our executive officers is set forth below.

Biographical Information

Independent Directors

Steven M. Looney—Mr. Looney is a Managing Director of Peale Davies & Co. Inc., a consulting firm serving middle market industrial and service companies and their owners and is a CPA and an attorney. Mr. Looney has also served as Managing Director, Americas of Vayon Group, a strategic adviser for greentech electric and hybrid vehicle services, since June 2014 and as a Director of Freedom Capital Corporation, a non-listed business development company, since March 2015. Mr. Looney also serves as a consultant and director to numerous companies in the healthcare, manufacturing and technology services industries, including FCL Graphics Inc. (since October 2009), Church Street Health Management (June 2012 to February 2015), Sun Healthcare Group (May 2004 to November 2010) and WH Industries Inc. (January 1997 to December 2012). Between 2000 and 2005, he served as Senior Vice President and Chief Financial Officer of PCCI, Inc., a private IT staffing and outsourcing firm. Between 1992 and 2000, Mr. Looney worked at WH Industries as Chief Financial and Administrative Officer. Mr. Looney also serves as a director of Excellent Education for Everyone, a nonprofit organization. Mr. Looney graduated summa cum laude from the University of Washington with a B.A. degree in Accounting and received a J.D. from the University of Washington School of Law where he was a member of the law review. Mr. Looney’s experience as a Managing Director of Peale Davies & Co. Inc. and as Chief Financial and Administrative Officer of WH Industries, as well as his financial, accounting and legal expertise has led us to the conclusion that he qualifies to serve as a director in light of our business and structure.

Charles S. Whitman III—Mr. Whitman is senior counsel (retired) at Davis Polk & Wardwell LLP. Mr. Whitman was a partner in Davis Polk’s Corporate Department for 28 years, representing clients in a broad range of corporate finance matters, including shelf registrations, securities compliance for financial institutions, foreign asset privatizations, and mergers and acquisitions. From 1971 to 1973, Mr. Whitman served as Executive Assistant to three successive Chairmen of the SEC. Mr. Whitman graduated from Harvard College and graduated magna cum laude from Harvard Law School with a LL.B. Mr. Whitman also received an LL.M. from Cambridge University in England. Mr. Whitman’s 28 years of experience representing clients, including AT&T, Exxon Mobil, General Motors and BP, in securities matters as a partner in Davis Polk’s corporate department has led us to the conclusion that he qualifies to serve as a director in light of our business and structure.

G. Cabell Williams—Mr. Williams has served as the Managing General Partner of Williams and Gallagher, a private equity partnership located in Chevy Chase, Maryland since 2004. Since March 2011, Mr. Williams has also served as a partner of Faragut Capital Partners, an investment firm based in Fairfax, VA. In 2004, Mr. Williams concluded a 23 year career at Allied Capital Corporation, a business development company based in Washington, DC, which was acquired by Ares Capital Corporation in 2010. While at Allied, Mr. Williams held a variety of positions, including President, COO and finally Managing Director following Allied’s merger with its affiliates in 1998. From 1991 to 2004, Mr. Williams either led or co- managed the firm’s Private Equity Group. For the nine years prior to 1999, Mr. Williams led Allied’s Mezzanine investment activities. For 15 years, Mr. Williams served on Allied’s Investment Committee where he was responsible for reviewing and approving all of the firm’s investments. Prior to 1991, Mr. Williams ran Allied’s Minority Small Business Investment Company. He also founded Allied Capital Commercial Corporation, a real estate investment vehicle. Mr. Williams has served on the Board of various public and private companies. Mr. Williams attended The Landon School, and graduated from Mercersburg Academy and Rollins College, receiving a B.S. in Business Administration from the latter. Mr. Williams’ over 25 years of experience managing investment activities at Williams and Gallagher and at Allied Capital, where he served in a variety of positions, including President, COO and Managing Director has led us to the conclusion that he qualifies to serve as a director in light of our business and structure.

Interested directors

Christian L. Oberbeck—Mr. Oberbeck has over 28 years of experience in leveraged finance, from private equity to distressed debt, and has been involved in originating, structuring, negotiating, consummating, managing and monitoring investments in these businesses. Mr. Oberbeck is the Managing Partner of Saratoga Partners, a middle market private equity investment firm, and has served on its investment committee since 1995. Mr. Oberbeck is also the Managing Member of Saratoga Investment Advisors, LLC, the Company’s investment adviser, and the Chairman an d Chief Executive Officer of the Company. Mr. Oberbeck also served as the Company’s President until February 2013.

Prior to assuming management responsibility for Saratoga Partners in 2008, Mr. Oberbeck has co-managed Saratoga Partners since 1995, when he joined Dillon Read and Saratoga Partners from Castle Harlan, Inc., a corporate buyout firm, which he had joined at its founding in 1987 and was a Managing Director, leading successful investments in manufacturing and financial services companies. Prior to joining that, he worked in the Corporate Development Group of Arthur Young and in corporate finance at Blyth Eastman Paine Webber. Mr. Oberbeck has been a director of numerous middle market companies.

Mr. Oberbeck graduated from Brown University in 1982 with a BS in Physics and a BA in Mathematics. In 1985, he earned an MBA from Columbia University. Mr. Oberbecks’s qualifications as a director include his extensive experience in the investment and finance industry, as well as his intimate knowledge of the Company’s operations, gained through his service as an executive officer.

Michael J. Grisius—Mr. Grisius has over 25 years of experience in leveraged finance, investment management and financial services. He has originated, structured, negotiated, consummated, managed and monitored numerous successful investments in mezzanine debt, private equity, senior debt, structured products and commercial real estate debt. Mr. Grisius is Chief Investment Officer and a Managing Director of Saratoga Investment Advisors, LLC, the Company’s investment adviser, and was appointed President of the Company in February 2013. Mr. Grisius joined Saratoga Investment Advisors, LLC in July 2011.

Prior to joining Saratoga Investment Advisors, Mr. Grisius served as Managing Director at Allied Capital Corporation, where he was an investment professional for 16 years. At Allied Capital Corporation, Mr. Grisius held several senior positions including co-head of Mezzanine Finance and member of its Management Committee and its Investment Committee. In 2008, Mr. Grisius was appointed co-chairman of the Allied Capital Corporation’s Investment Committee. He also had responsibility for structuring and managing Unitranche Fund, LLC. During his tenure at Allied, Mr. Grisius built and led teams that made investments in subordinated debt, control equity and real estate mortgage debt. Mr. Grisius has served on the board of directors of numerous middle market companies. Prior to joining Allied Capital Corp., Mr. Grisius worked in leveraged finance at Chemical Bank from 1989 to 1992 and held senior accountant and consultant positions with KPMG LLP.

Mr. Grisius graduated with a BS from Georgetown University and earned an MBA from Cornell University’s Johnson Graduate School of Management in 1990. Mr. Grisius’ qualifications as a director include his broad experience in leverage finance, investment management, private equity and financial services.

Executive Officers

For information regarding Mr. Oberbeck, the Chairman of the Board and our Chief Executive Officer and Mr. Grisius, our President, see “—Directors” above.

Henri J. Steenkamp. Mr. Steenkamp has over 15 years of experience in finance and accounting. On July 10, 2014, the Board of Directors appointed Mr. Steenkamp to serve as the Company’s Chief Financial Officer and Chief Compliance Officer. Prior to that, Mr. Steenkamp had served as Interim Chief Financial Officer and Interim Chief Compliance Officer since March 2014. Prior to joining the Company, Mr. Steenkamp served as the Chief Financial Officer of MF Global Holdings Ltd., a broker in commodities and derivatives, from April 2011. Prior to that, Mr. Steenkamp held the position of Chief Accounting Officer and Global Controller at MF Global for four years. He joined MF Global, then Man Financial, in 2006 as Vice President of External Reporting and Accounting Policy. After MF Global filed for bankruptcy protection in October 2011, he continued to serve as Chief Financial Officer through January 2013. Before joining MF Global, Mr. Steenkamp spent eight years with PricewaterhouseCoopers (“PwC”), including four years in Transaction Services in its New York office, managing a variety of capital-raising transactions on a global basis. His focus was also on the SEC registration and public company filing process, including technical accounting. He spent four years with PwC in South Africa, where he served as an auditor primarily for SEC registrants and assisted South African companies as they went public in the U.S. Mr. Steenkamp is a chartered accountant and holds an honors degree in Finance.

Board Leadership and the Board’s Role in the Oversight of Risk Management

Our board of directors monitors and performs an oversight role with respect to the business and affairs of the Company, including with respect to investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of service providers to the Company. Among other things, our board of directors approves the appointment of our investment adviser, administrator and officers; reviews and monitors the services and activities performed by our investment adviser, administrator and officers; and approves the engagement, and reviews the performance of, our independent public accounting firm.

Under our bylaws, the Board may designate a chairman to preside over the meetings of the Board and meetings of the stockholders and to perform such other duties as may be assigned to him by the Board. The Company does not have a fixed policy as to whether the chairman of the Board should be an independent director and believes that its flexibility to select its chairman and reorganize its leadership structure from time to time is in the best interests of the Company and its stockholders.

Mr. Oberbeck, who is an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act, serves as both the Chief Executive Officer and chairman of the Board. The Board believes that Mr. Oberbeck, as chief executive officer of the Company and as a principal of Saratoga Investment Advisors, is the director with the most knowledge of our business strategy and is best situated to serve as chairman of the Board. The Board does not currently have a lead independent director. We believe that our board leadership structure must be evaluated on a case-by-case basis and that our existing board leadership structure is appropriate. However, we continually re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs.

The Board, directly and through the audit committee and other committees of the Board, takes an active role in the oversight of the Company’s policies with respect to the assessment and management of enterprise risk. Among other things, the Board has policies in place for identifying the senior executive responsible for key risks as well as the Board committees with oversight responsibility for particular key risks. In a number of cases, oversight is conducted by the full Board. Our Board also performs its risk oversight responsibilities with the assistance of the chief compliance officer. The Chief Compliance Officer is designated to oversee compliance with the federal securities laws.

We believe that our Board and its committees’ role in risk oversight complements our Board’s leadership structure because it allows our independent directors, through three fully independent board committees, auditor and independent valuation providers, our Chief Compliance Officer, and otherwise, to exercise oversight of risk without any conflict that might discourage critical review. We believe that our board leadership structure and the Board’s approach to risk oversight must be evaluated on a case-by-case basis and that the Board’s role in risk oversight is appropriate. However, we continually re-examine the manner in which the Board administers its oversight function on an ongoing basis to ensure that it continues to meet our needs.

Transactions with Related Persons

We have entered into an investment advisory and management agreement with Saratoga Investment Advisors, LLC. We have also entered into a license agreement with Saratoga Investment Advisors, LLC, pursuant to which Saratoga Investment Advisors has agreed to grant us a non-exclusive, royalty-free license to use the name “Saratoga.” In addition, pursuant to the terms of the administration agreement, Saratoga Investment Advisors, LLC provides us with the office facilities and administrative services necessary to conduct our day-to-day operations. Mr. Oberbeck, our Chief Executive Officer, is the primary investor in and controls Saratoga Investment Advisors, LLC.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee of our Board is required to review and approve any transactions with related persons (as such term is defined in Item 404 of Regulation S-K).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no such forms were required, we believe that our directors, executive officers and 10% or more beneficial owners complied with all Section 16(a) filing requirements during the year ended February 28, 2015.

Corporate Governance

Corporate Governance Documents

We maintain a corporate governance webpage at the “Corporate Governance” link under the “Investor Relations” link at http://saratogainvestmentcorp.com.

Our Corporate Governance Procedures, Code of Business Conduct and Ethics, Code of Ethics and Board committee charters are available at our corporate governance webpage at http://saratogainvestmentcorp.com and are also available to any stockholder who requests them by writing to our Secretary, Henri J. Steenkamp, at Saratoga Investment Corp., 535 Madison Avenue, New York, New York 10022.

Director Independence

In accordance with rules of the New York Stock Exchange (the “NYSE”), the Board annually determines the independence of each director. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company. The Company monitors the status of its directors and officers through the activities of the Company’s Nominating and Corporate Governance Committee and through a questionnaire to be completed by each director no less frequently than annually, with updates periodically if information provided in the most recent questionnaire has changed.

In order to evaluate the materiality of any such relationship, the Board uses the definition of director independence set forth in the NYSE Listed Company Manual. Section 303A.00 of the NYSE Listed Company Manual provides that business development companies, or BDCs, such as the Company, are required to comply with all of the provisions of Section 303A applicable to domestic issuers other than Sections 303A.02, the section that defines director independence. Section 303A.00 provides that a director of a BDC shall be considered to be independent if he or she is not an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act. Section 2(a)(19) of the 1940 Act defines an “interested person” to include, among other things, any person who has, or within the last two years had, a material business or professional relationship with the Company.

The Board has determined that each of the directors is independent and has no relationship with the Company, except as a director and stockholder of the Company, with the exception of Messrs. Oberbeck and Grisius, who are interested persons of the Company due to their positions as officers of the Company and officers of Saratoga Investment Advisors, LLC, our external investment adviser.

Annual Evaluation

Our directors perform an evaluation, at least annually, of the effectiveness of the Board and its committees. This evaluation includes an annual questionnaire and Board and Board committee discussion.

Board Meetings and Committees

Our Board met seven times during fiscal year 2015. Each director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member. The Board’s standing committees are set forth below. We require each director to make a diligent effort to attend all Board and committee meetings, as well as each annual meeting of stockholders. All of the five directors attended the 2014 Annual Meeting of Stockholders in person.

Communications with Directors

Stockholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent to Saratoga Investment Corp., 535 Madison Avenue, New York, New York 10022, Attention: Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit Committee. Appropriate personnel of the Company will review and sort through communications before forwarding them to the addressee(s).

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to which applies to, among others, our executive officers, including our principal executive officer and principal financial officer, as well as every officer, director and employee of the Company. Requests for copies should be sent in writing to Saratoga Investment Corp., 535 Madison Avenue, New York, New York 10022. The Company’s Code of Business Conduct and Ethics is also available on our website at http://saratogainvestmentcorp.com.

If we make any substantive amendment to, or grant a waiver from, a provision of our Code of Business Conduct and Ethics, we will promptly disclose the nature of the amendment or waiver on our website at http://saratogainvestmentcorp.com.

Committees of the Board of Directors

Audit Committee

The current members of the audit committee are Steven M. Looney (Chairman), Charles S. Whitman III and G. Cabell Williams. The Board has determined that Mr. Looney is an “audit committee financial expert” as defined under Item 407 of Regulation S-K of the Securities Exchange Act of 1934 and that each of Messrs. Whitman and Williams are “financially literate” as required by NYSE corporate governance standards. All of these members are independent directors. The audit committee is responsible for approving our independent accountants, reviewing with our independent accountants the plans and results of the audit engagement, approving professional services provided by our independent accountants, reviewing the independence of our independent accountants and reviewing the adequacy of our internal accounting controls. The audit committee is also responsible for aiding our board of directors in determining the fair value of debt and equity investments that are not publicly traded or for which current market values are not readily available; where appropriate, the board of directors and audit committee may utilize the services of an independent valuation firm to assist them in determining the fair value of these investments. Finally, the audit committee also reviews our financial statements and the disclosure thereof and the adequacy of our disclosure controls and procedures.

Authority

The audit committee is authorized (without seeking Board approval) to retain special legal, accounting or other advisors and may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to meet with any members of, or advisors to, the audit committee. The audit committee has available appropriate funding from the Company as determined by the audit committee for payment of: (i) compensation to any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any advisers employed by the audit committee, and (iii) ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties. The audit committee may delegate its authority to subcommittees or the chairman of the audit committee when it deems appropriate and in the best interests of the Company.

Procedures

The audit committee meets as often as it determines is appropriate to carry out its responsibilities under its charter, but not less frequently than quarterly. The chairman of the audit committee, in consultation with the other committee members, determines the frequency and length of the committee meetings and sets meeting agendas consistent with its charter. The audit committee meets separately, periodically, with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditor. The audit committee met nine times during fiscal year 2015.

A charter of the audit committee is available in print to any stockholder who requests it and it is also available on the Company’s website at www.saratogainvestmentcorp.com.

Nominating and Corporate Governance Committee

The current members of the nominating and corporate governance committee are Charles S. Whitman III (Chairman), G. Cabell Williams and Steven M. Looney. All of these members are independent directors. The nominating and corporate governance committee is responsible for identifying individuals qualified to become board members, and recommending to the Board director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings, recommending directors for appointment to Board committees, making recommendations to the Board as to determinations of director independence, overseeing the evaluation of the Board, overseeing and setting compensation for the Company’s directors.

In making its recommendations for Board and committee membership, the nominating and corporate governance committee reviews candidates’ qualifications for membership on the Board or a committee of the Board (including making a specific determination as to the independence of each candidate) based on the criteria approved by the Board (and taking into account the enhanced independence, financial literacy and financial expertise standards required under law or the New York Stock Exchange rules for audit committee membership purposes). In evaluating current directors for re-nomination to the Board or re-appointment to any Board committees, the nominating and corporate governance committee assesses the performance of such directors, periodically reviews the composition of the Board and its committees in light of the current challenges and needs of the Board, the Company and each committee, and determines whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience, considers rotation of committee members and committee chairmen and considers any other factors that are set forth in the Company’s corporate governance procedures or are deemed appropriate by the nominating and corporate governance committee or the Board. The nominating and corporate governance committee considers issues of judgment, diversity, age, skills, background and experience in evaluating candidates for membership on the Board.

The nominating and corporate governance committee does not have a formal policy on the consideration of director candidates recommended by stockholders. The board of directors believes that it is more appropriate to give the nominating and corporate governance committee flexibility in evaluating stockholder recommendations.

In the event that a director nominee is recommended by a stockholder, the nominating and corporate governance committee will give due consideration to the director nominee and will use the same criteria used for evaluating board director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

Authority

The nominating and corporate governance committee has the sole authority to retain and terminate any search firm assisting the nominating and corporate governance committee in identifying director candidates, including sole authority to approve all such search firm’s fees and other retention terms. In addition, the nominating and corporate governance committee has the sole authority to retain and terminate any compensation consultant assisting the nominating and corporate governance committee in the evaluation of director compensation, including sole authority to approve all such compensation consultant’s fees and other retention terms. The nominating and corporate governance committee may delegate its authority to subcommittees or the chair of the nominating and corporate governance committee when it deems appropriate and in the best interests of the Company.

Procedures

The nominating and corporate governance committee meets as often as it determines is appropriate to carry out its responsibilities under its charter. The chair of the committee, in consultation with the other committee members, determines the frequency and length of the committee meetings and shall set meeting agendas consistent with its charter. The nominating and corporate governance committee met once during fiscal 2015.

A charter of the nominating and corporate governance committee is available in print to any stockholder who requests it, and it is also available on the Company’s website at www.saratogainvestmentcorp.com.

Compensation Committee

The current members of the compensation committee are G. Cabell Williams (Chairman), Steven M. Looney and Charles S. Whitman III. All of these members are independent directors. The compensation committee is responsible for overseeing the Company’s compensation policies generally and making recommendations to the Board with respect to incentive compensation and equity-based plans of the Company that are subject to Board approval, evaluating executive officer performance and reviewing the Company’s management succession plan, overseeing and setting compensation for the Company’s directors and, as applicable, its executive officers and, as applicable, preparing the report on executive officer compensation that SEC rules require to be included in the Company’s annual proxy statement. Currently, none of our executive officers are compensated by the Company and as such the compensation committee is not required to produce a report on executive officer compensation for inclusion in our annual proxy statement.

The compensation committee has the sole authority to retain and terminate any compensation consultant assisting the compensation committee, including sole authority to approve all such compensation consultant’s fees and other retention terms. The compensation committee may delegate its authority to subcommittees or the chairman of the compensation committee when it deems appropriate and in the best interests of the Company.

Procedures

The compensation committee shall meet as often as it determines is appropriate to carry out its responsibilities under its charter. The chairman of the compensation committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with its charter. No executive officer should attend that portion of any meeting where such executive’s performance (or, as applicable, compensation) is discussed, unless specifically invited by the compensation committee. The compensation committee met once during fiscal 2015.

A charter of the compensation committee is available in print to any stockholder who requests it and is also available on the Company’s website at www.saratogainvestmentcorp.com.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2015, none of the Company’s executive officers served on the board of directors (or a compensation committee thereof or other board committee performing equivalent functions) of any entities that had one or more executive officers serve on the compensation committee or on the board of directors. No current or past executive officers or employees of the Company or its affiliates serve on the compensation committee.

Executive Compensation

Currently, none of our executive officers are compensated by us. We currently have no employees, and each of our executive officers is also an employee of Saratoga Investment Advisors. Services necessary for our business are provided by individuals who are employees of Saratoga Investment Advisors, pursuant to the terms of the investment advisory and management agreement and the administration agreement.

Director Compensation

Our independent directors receive an annual fee of $40,000. They also receive $2,500 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each board meeting and receive $1,000 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each committee meeting. In addition, the chairman of the audit committee receives an annual fee of $5,000 and the chairman of each other committee receives an annual fee of $2,000 for their additional services in these capacities. In addition, we have purchased directors’ and officers’ liability insurance on behalf of our directors and officers. Independent directors have the option to receive their directors’ fees in the form of our common stock issued at a price per share equal to the greater of net asset value or the market price at the time of payment. No compensation is paid to directors who are “interested persons.”

The following table sets forth information concerning total compensation earned by or paid to each of our directors during the fiscal year ended February 28, 2015:

Name	Fees Earned or Paid in Cash	Total
Interested Directors
Christian L. Oberbeck(1)	—	—
Michael J. Grisius(1)	—	—
Independent Directors
Steven M. Looney	$75,000	$75,000
Charles S. Whitman III	$72,000	$72,000
G. Cabell Williams	$72,000	$72,000

(1)	No compensation was paid to directors who are interested persons of us as defined in the 1940 Act.

PROPOSAL 2—TO AUTHORIZE THE COMPANY TO SELL OR OTHERWISE ISSUE COMMON STOCK AT AN OFFERING PRICE PER SHARE TO INVESTORS THAT IS NOT LESS THAN 85% OF THE COMPANY’S THEN CURRENT NET ASSET VALUE PER SHARE (“NAV”)

The Company is a closed-end investment company that has elected to be regulated as a BDC under the 1940 Act. The 1940 Act prohibits the Company from selling shares of its common stock at a price below the current NAV of such stock, with certain exceptions. One such exception would permit the Company to sell or otherwise issue shares of its common stock during the next year at a price below the Company’s then current NAV if its stockholders approve such a sale and the Company’s directors make certain determinations.

Pursuant to this provision, the Company is seeking the approval of its common stockholders so that it may, in one or more public or private offerings of its common stock, sell shares of its common stock at an offering price per share to investors that is not less than 85% of the then current NAV, subject to certain conditions discussed below. If approved, the authorization would be effective for a period expiring on the earlier of the one year anniversary of the date of the Company’s 2015 Annual Meeting of Stockholders and the date of the Company’s 2016 Annual Meeting of Stockholders, which is expected to be held in September 2016. The latest date at which such authorization would expire is September 30, 2016.

Background and Reasons

The Company’s board of directors believes that having the flexibility for the Company to sell its common stock at an offering price per share to investors that is not less than 85% of the then current NAV in certain instances is in the Company’s best interests and the best interests of its stockholders. If the Company were unable to access the capital markets when attractive investment opportunities arise, the Company’s ability to grow over time and to pay dividends to stockholders could be adversely affected. In reaching that conclusion, the Company’s board of directors considered the following possible benefits to its stockholders:

Capitalize on Attractive Investment Opportunities

Dislocations and more frequent volatility in the credit markets have in the past created, and may in the future create, favorable opportunities to invest at attractive risk-adjusted returns. While the current market is not experiencing market dislocation and volatility, there can be no assurance that they will not worsen again in the future. If these adverse market conditions return, the Company and other companies in the financial services sector may not have access to sufficient debt and equity capital in order to take advantage of favorable investment opportunities. In addition, the debt capital that will be available, if any, may be at a higher cost and on less favorable terms and conditions in the future. Shareholder approval of this proposal, subject to the conditions detailed above, is expected to provide the Company with the flexibility to invest in such opportunities, even if the Company’s common stock was trading up to 15% below NAV.

Greater Investment Opportunities Due to Larger Capital Resources

The Company’s board of directors believes that additional capital raised through an offering of shares of its common stock may help it generate additional deal flow. Based on discussions with management, the Company’s board of directors believes that greater deal flow, which may be achieved with more capital, would enable the Company to be a more significant participant in the private debt and equity markets and to compete more effectively for attractive investment opportunities.

Management has represented to the Company’s board of directors that such investment opportunities may be funded with proceeds of an offering of shares of the Company’s common stock. However, management has not identified specific companies in which to invest the proceeds of an offering given that specific investment opportunities will change depending on the timing of an offering, if any.

Higher Market Capitalization and Liquidity May Make the Company’s Common Stock More Attractive to Investors

If the Company issues additional shares, its market capitalization and the amount of its publicly tradable common stock will increase, which may afford all holders of its common stock greater liquidity. A larger market capitalization may make the Company’s stock more attractive to a larger number of investors who have limitations on the size of companies in which they invest. Furthermore, a larger number of shares outstanding may increase the Company’s trading volume, which could decrease the volatility in the secondary market price of its common stock. The Company can, however, give no assurance that any increase in market capitalization will be sustainable for any period of time.

Reduced Expenses Per Share

An offering that increases the Company’s total assets may reduce its expenses per share due to the spreading of fixed expenses over a larger asset base. The Company must bear certain fixed expenses, such as certain administrative, governance and compliance costs that do not generally vary based on its size. On a per share basis, these fixed expenses will be reduced when supported by a larger asset base. The Company can, however, give no assurance that the total annual expenses as a percentage of net assets attributable to common stockholders will be reduced as a result of any issuance of shares of common stock pursuant to this proposal.

Status as a BDC and RIC and Maintaining a Favorable Asset-to-Debt Ratio

As a BDC and a RIC, for tax purposes, the Company is dependent on its ability to raise capital through the sale of common stock. RICs generally must distribute substantially all of their earnings from dividends, interest and short-term gains to stockholders as dividends in order to achieve pass-through tax treatment, which prevents the Company from using those earnings to support new investments. Further, BDCs, must comply with an asset-to-debt ratio requirement that prohibits the Company from incurring debt or issuing senior securities if the ratio is greater than 2:1. Therefore, to continue to build the Company’s investment portfolio, the Company endeavors to maintain consistent access to capital through the public and private equity markets enabling it to take advantage of investment opportunities as they arise.

Exceeding the required 2:1 asset-to-debt ratio could have severe negative regulatory consequences for a BDC, including an inability to pay dividends, possible breaches of debt covenants and failure to qualify for tax treatment as a RIC. Although the Company does not currently expect that it will exceed this ratio, the markets the Company operates in and the general economy remain volatile and uncertain. Even though the underlying performance of a particular portfolio company may not indicate impairment or an inability to repay indebtedness in full, the volatility in the debt capital markets may continue to impact the valuations of debt investments negatively and result in unrealized write-downs of debt investments. Any such asset write-downs, as well as unrealized write-downs based on the underlying performance of the Company’s portfolio companies, if any, will negatively impact its stockholders’ equity and the resulting asset-to-debt ratio. Issuing new equity will improve the Company’s asset-to-debt ratio. In addition to meeting legal requirements applicable to BDCs, having a more favorable asset-to-debt ratio will also generally strengthen the Company’s balance sheet and give it more flexibility in its operations.

In addition, Saratoga Investment Corp. SBIC LP (“Saratoga SBIC”), our wholly-owned subsidiary, is licensed as a small business investment company (“SBIC”) and regulated by the Small Business Administration (“SBA”). The SBIC license allows us, through Saratoga SBIC, to issue SBA-guaranteed debentures. We received exemptive relief from the Securities and Exchange Commission to permit us to exclude the debt of Saratoga SBIC guaranteed by the SBA from the definition of senior securities in the 200% asset coverage test under the 1940 Act. This allows us increased flexibility under the 200% asset coverage test by permitting us to borrow up to $150 million more than we would otherwise be able to absent the receipt of this exemptive relief. SBA regulations currently limit the amount that Saratoga SBIC subsidiary may borrow to a maximum of $150 million when it has at least $75 million in regulatory capital, receives a capital commitment from the SBA and has been through an examination by the SBA subsequent to licensing. As of May 31, 2015, we have funded Saratoga SBIC with $59.3 million of equity capital, and have $79.0 million of SBA-guaranteed debentures outstanding.

Saratoga SBIC is able to borrow funds from the SBA against regulatory capital (which approximates equity capital) that is paid in and is subject to customary regulatory requirements including but not limited to an examination by the SBA. SBA debentures are non-recourse to us, have a 10-year maturity, and may be prepaid at any time without penalty. The interest rate of SBA debentures is fixed at the time of issuance, often referred to as pooling, at a market-driven spread over 10-year U.S. Treasury Notes. As of May 31, 2015, we have funded Saratoga SBIC with $59.3 million of equity capital, and have $79.0 million of SBA-guaranteed debentures outstanding. Current SBA regulations limit the amount that Saratoga SBIC may borrow to a maximum of $150.0 million, which is up to twice its potential regulatory capital. Issuing new equity will allow the Company to use the proceeds from the such sales to increase the amount of regulatory capital that we have invested in Saratoga SBIC, which will allow us to increase our borrowings from the SBA.

Trading History

The Company’s common stock is traded on the NYSE under the symbol “SAR”. Prior to July 30, 2010, our common stock traded on the NYSE under the symbol “GNV.” The following table lists the high and low closing sales prices for the Company’s common stock and such closing sales prices’ percentage of premium or discount to NAV for the last four completed fiscal years and the current fiscal year to date. On August 12, 2015, the last reported closing sale price of our common stock was $16.21 per share which represents a discount of approximately 28.75% to the NAV reported as of May 31, 2015.

	Price Range			Percentage of High Sales Price as a Premium (Discount) to NAV(2)	Percentage of Low Sales Price as a Premium (Discount) to NAV(2)
	NAV(1)	High	Low
Fiscal Year ended February 28, 2016
First Quarter	$22.75	$19.95	$15.28	-12.3%	-32.8%
Second Quarter (through August 12, 2015)	*	$17.30	$16.94	*	*
Fiscal Year ended February 28, 2015
First Quarter	$21.69	$15.91	$15.05	-26.6%	-30.6%
Second Quarter	$22.27	$16.26	$15.15	-26.9%	-31.9%
Third Quarter	$22.74	$16.32	$15.00	-28.2%	-34.0%
Fourth Quarter	$22.70	$15.84	$14.44	-30.2%	-36.4%
Year ending February 28, 2014
First Quarter	$23.78	$19.08	$16.35	-26.6%	-31.3%
Second Quarter	$23.77	$18.70	$17.40	-21.3%	-26.8%
Third Quarter	$20.67	$19.55	$15.40	-5.4%	-25.5%
Fourth Quarter	$21.36	$16.56	$15.25	-22.5%	-28.6%
Year ending February 28, 2013
First Quarter	$25.94	$18.29	$15.15	-29.5%	-41.6%
Second Quarter	$27.20	$17.20	$16.50	-36.8%	-39.3%
Third Quarter	$21.75	$19.97	$15.17	-0.08%	-30.2%
Fourth Quarter	$22.98	$18.50	$15.07	-19.5%	-34.4%
Year ending February 28, 2012
First Quarter	$27.48	$18.26	$16.69	-33.6%	-39.3%
Second Quarter	$28.01	$17.26	$13.58	-38.4%	-51.5%
Third Quarter	$24.32	$13.82	$12.35	-42.2%	-49.2%
Fourth Quarter	$25.12	$16.15	$12.07	-35.7%	-52.0%

*	Net asset value has not yet been calculated for this period.

(1)	Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low sales prices. The net asset values shown are based on outstanding shares at the end of each period.

(2)	Calculated as the respective high or low sales price less net asset value, divided by net asset value.

Shares of the Company’s common stock have generally traded at prices above and below their NAV since they began trading on the NYSE. The uncertainty surrounding the global economy has led to significant stock market volatility, particularly with respect to the stock of financial services companies. During times of increased price volatility, the Company’s common stock may trade at a price equal to, above or below its NAV, which is not uncommon for BDCs such as the Company. As noted above, however, past disruptions in the capital markets have created, and may create in the future, favorable opportunities to invest, including opportunities that, all else being equal, may increase NAV over the longer-term, even if financed with the issuance of common stock at a price below NAV. Stockholder approval of this proposal is expected to provide the Company with the flexibility to invest in such opportunities and to repay outstanding borrowings.

The Board believes it is in the best interests of stockholders to allow the Company flexibility to issue its common stock at an offering price per share to investors that is not less than 85% of the then current NAV in certain instances. The Company’s ability to grow over time and to pay dividends to stockholders could be adversely affected if the Company were unable to access the capital markets as attractive investment opportunities arise. Inability to access the capital markets could also have the effect of forcing the Company to sell assets that the Company would not otherwise sell and at disadvantageous times.

The Company has no immediate plans to sell any shares of its common stock in a public or private offering at a price below NAV. However, the Company is seeking stockholder approval to sell its shares of common stock at an offering price per share to investors that is not less than 85% of the then current NAV in order to provide flexibility for future sales, which typically must be undertaken quickly. The final terms of any such sale will be determined by the Board at the time of sale. If this proposal is approved, no further authorization from the stockholders will be solicited prior to any such sale in accordance with the terms of this proposal. The Company has no intention to sell shares of common stock pursuant to this authorization at a price below the Company’s net asset value per share to any of its affiliates.

Conditions to Sales Below NAV

If our stockholders approve this proposal, the Company will be permitted to sell shares of its common stock at a price below NAV per share only if the following conditions are met:

(1) a majority of the Company’s independent directors who have no financial interest in the sale have determined that such sale would be in the best interests of the Company and its stockholders; and

(2) a majority of the Company’s independent directors, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any underwriting commission or discount.

Key Stockholder Considerations and Risk Factors

Before voting on this proposal or giving proxies with regard to this matter, stockholders should consider the following factors:

Dilutive Effect

Any sale of common stock, whether in a public or private offering, at a price below the then current NAV would result in an immediate dilution to existing stockholders. This dilution would include reduction in the NAV per share of outstanding shares of common stock as a result of the issuance of shares of common stock at a price below the then current NAV per share and a proportionately greater decrease in a stockholder’s interest in the earnings and assets of the Company and voting interest in the Company. When stock is sold at a sale price below NAV per share, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer. The Board will consider the dilutive effect when considering whether to authorize any such issuance.

Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for issuance. Stockholders should also consider that they may not be able to participate in a private offering due to regulatory constraints on the type of investors that may participate in such offerings. The Company may make a private offering of its common stock because a private offering can typically be completed without the time constraints and added expense of filing a registration statement with the SEC. Thus, any future issuance of common stock at a price below NAV will dilute a stockholder’s holdings of common stock as a percentage of shares outstanding to the extent the stockholder does not purchase sufficient shares in the offering or otherwise to maintain the stockholder’s percentage interest. Further, if the stockholder does not purchase any shares to maintain the stockholder’s percentage interest, regardless of whether such offering is at a price above or below the then current NAV, the stockholder’s voting power will be diluted.

Potential Conflicts of Interest

Before voting on this proposal or giving a proxy with regard to this matter, stockholders should also consider that the Company is subject to certain potential conflict of interest in connection with any sales of its common stock, including sales of its common stock at a price below the then current NAV per share. In particular, the Company pays Saratoga Investment Advisors a management fee based on the Company’s total assets. This fee structure may create an incentive for Saratoga Investment Advisors to cause the Company to sell shares of its common stock in order to increase the amount of assets under management in order to maximize its compensation. Our board of directors monitors the conflicts presented by this compensation structure by approving any sales of shares of the Company’s common stock, which approval will likewise be required to effectuate any sales of the Company’s common stock at a price below the then current NAV per share.

Potential Affects to Market Price or Ability to Raise Future Capital

Before voting on this proposal or giving a proxy with regard to this matter, stockholders should also consider that the Company is not limited to a certain number of offerings or in the number of shares that it offers to the public in a private or public offering at which it could sell shares at a price that is up to 15% below the then current NAV. Any sale of substantial amounts of the Company’s common stock or other securities in the open market may adversely affect the market price of the Company’s common stock and may adversely affect the Company’s ability to obtain future financing in the capital markets. In addition, future sales of the Company’s common stock to the public or in a private offering may create a potential market overhang, which is the existence of a large block of shares readily available for sale that could lead the market to discount the value of shares held by other investors. In the event the Company were to continue to sell its common stock at prices below net value for sustained periods of time, such offerings may result in sustained discounts in the marketplace. In addition, the expenses of any offering by the Company will be borne by the Company’s stockholders regardless of whether a stockholder purchased shares in such offering.

Expiration of Approval to Sell Shares Below NAV

If this proposal is approved by the stockholders, the Company will be permitted, but not required or otherwise obligated, to sell shares of its common stock at a price below the then current NAV per share of such common stock until the earlier of the one year anniversary of the date of the stockholder approval or the date of the Company’s 2016 Annual Meeting of Stockholders. If this proposal is not approved, the Company may be unable to raise capital when it would be beneficial and desirable, or may be limited in the manner in which it raises capital (for example, by being required to utilize a rights offering).

Examples of Dilutive Effect of the Issuance of Shares Below NAV

Impact on Existing Stockholders Who Do Not Participate in the Offering

The following table illustrates the level of NAV dilution that would be experienced by a nonparticipating stockholder in three different hypothetical common stock offerings of different sizes and levels of discount from NAV per share, although it is not possible to predict the level of market price decline that may occur. Actual sales prices and discounts may differ from the presentation below.

The examples assume that Company XYZ has 5,500,000 shares of common stock outstanding, $273,000,000 in total assets and $150,000,000 in total liabilities. The current NAV and NAV per share are thus $123,000,000 and $22.36. The table illustrates the dilutive effect on nonparticipating Stockholder A of (1) the issuance of 550,000 shares (10% of the outstanding shares) at an offering price of $20.12 per share to investors (a 10% discount from NAV); (2) the issuance of 1,100,000 shares (20% of the outstanding shares) at an offering price of $19.01 per share to investors (a 15% discount from NAV); (3) the issuance of 2,200,000 shares (40% of the outstanding shares) at an offering price of $19.01 per share to investors (a 15% discount from NAV); and (4) the issuance of 5,500,000 (100% of the outstanding shares) at an offering price of $19.01 per share to investors (a 15% discount from NAV).

		Example 1 10% Offering at 10% Discount		Example 2 20% Offering at 15% Discount		Example 3 40% Offering at 15% Discount		Example 4 100% Offering at 15% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public	—	$20.12	—	19.01	—	$19.01	—	$19.01	—
Net Proceeds per Share to Issuer (1)	—	$18.71	—	17.68	—	$17.68	—	$17.68	—
Decrease to NAV
Total Shares Outstanding	5,500,000	6,050,000	10.00%	6,600,000	20.00%	7,700,000	40.00%	11,000,000	100%
NAV per Share	22.36	$22.03	-1.48%	$21.58	-3.49%	$21.03	-5.97%	20.02	-10.46%
Dilution to Stockholder
Shares Held by Stockholder A	11,000	11,000	—	11,000	—	11,000	—	11,000	—
Percentage Held by Stockholder A	0.20%	0.18%	-9.09%	0.17%	-16.67%	0.14%	-28.57%	0.10%	-50.00%
Total Asset Values
Total NAV Held by Stockholder A	$245,960	$242,320	-1.48%	237,376	-3.49%	$231,276	-5.97%	$220,233	-10.46%
Total Investment by Stockholder A (Assumed to be $22.36 per Share)	$—	$245,960	—	$245,960	—	$245,960	—	$245,960	—
Total Dilution to Stockholder A (Total NAV Less Total Investment)	—	$-3,640	—	-8,584	—	-14,684	—	$-25,727	—
Per Share Amounts
NAV per Share Held by Stockholder A	—	$22.03	—	21.58	—	$21.03	—	$20.02	—
Investment per Share Held by Stockholder A (Assumed to be $22.36 per Share on Shares Held Prior to Sale)	$—	$22.36	—	22.36	—	$22.36	—	$22.36	—
Dilution per Share Held by Stockholder A (NAV per Share Less Investment per Share)	—	$-0.33	—	$-0.78	—	$-1.33	—	$-2.34	—
Percentage Dilution to Stockholder A (Dilution per Share Divided by Investment per Share)	—	—	-1.5%	—	-3.5%	—	-6.0%	—	-10.50%

(1)	Assumes 7% issuance discount.

Impact on Existing Stockholders Who Do Participate in the Offering

Our existing stockholders who participate in an offering below net asset value per share or who buy additional shares in the secondary market at the same or lower price as we obtain in the offering (after expenses and commissions) will experience the same types of net asset value dilution as the nonparticipating stockholders, albeit at a lower level, to the extent they purchase less than the same percentage of the discounted offering as their interest in our shares immediately prior to the offering. The level of net asset value dilution to such stockholders will decrease as the number of shares such stockholders purchase increases. Existing stockholders who buy more than their proportionate percentage will experience net asset value dilution but will, in contrast to existing stockholders who purchase less than their proportionate share of the offering, experience an increase (often called accretion) in net asset value per share over their investment per share and will also experience a disproportionately greater increase in their participation in our earnings and assets and their voting power than our increase in assets, potential earning power and voting interests due to the offering. The level of accretion will increase as the excess number of shares purchased by such stockholder increases. Even a stockholder who over-participates will, however, be subject to the risk that we may make additional discounted offerings in which such stockholder does not participate, in which case such a stockholder will experience net asset value dilution as described above in any subsequent offerings. These stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential decreases in net asset value per share. This decrease could be more pronounced as the size of the offering and the level of discount to net asset value increases.

The following chart illustrates the level of dilution and accretion in the hypothetical 20% offering at a 15% discount from the prior chart (Example 3) for a stockholder that acquires shares equal to (1) 50% of its proportionate share of the offering (i.e., 1,100) shares, which is 0.1% of an offering of 1,100,000 shares rather than its 0.2% proportionate share) and (2) 150% of such percentage (i.e., 3,300 shares, which is 0.3% of an offering of 1,100,000 shares rather than its 0.2% proportionate share). The prospectus supplement pursuant to which any discounted offering is made will include a chart for this example based on the actual number of shares in such offering and the actual discount from the most recently determined NAV per share.

		50% Participation		150% Participation
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public	—	$19.01	—%	$19.01	—%
Net Proceeds per Share to Issuer(1)	—	$17.68	—%	$17.68	—%
Increase in Shares and Decrease to NAV
Total Shares Outstanding	5,500,000	6,600,000	20%	6,600,000	20%
NAV per share	$22.36	$21.58	-3.49%	$21.58	-3.49%
Dilution/Accretion to Participating Stockholder A
Share Dilution/Accretion
Shares Held by Stockholder A	11,000	12,100	10%	14,300	30%
Percentage Outstanding Held by Stockholder A	0.2%	0.18%	-8.33%	0.21%	8.33%
NAV Dilution/Accretion
Total NAV Held by Stockholder A	$245,960	$261,118	6.16%	$308,594	25.47%
Total Investment by Stockholder A (Assumed to be $22.36 per Share on Shares Held Prior to Sale)	—	$265,408	—	$304,304	—
Total Dilution/Accretion to Stockholder A (Total NAV Less Total Investment)	$—	$-4,290	-1.64%	$4,290	1.39%
NAV Dilution/Accretion per Share
NAV per Share Held by Stockholder A	$—	$21.58	-3.49%	$21.58	-3.49%
Investment per Share Held by Stockholder A (Assumed to be $22.36 per Share on Shares Held Prior to Sale)	$—	$21.93	—%	$21.28	—%
NAV Dilution/Accretion per Share Experienced by Stockholder A (NAV per Share Less Investment per Share)	—	$-0.35	—%	$0.30	—%
Percentage NAV Dilution/Accretion Experienced by Stockholder A (NAV Dilution/Accretion per Share Divided by Investment per Share)	—	—	-1.60%	—	1.41%

(1)	Assumes 7% issuance discount.

Our Board unanimously recommends a vote “FOR” this proposal.

PROPOSAL 3—ADJOURNMENT OF THE ANNUAL MEETING

The Company’s stockholders may be asked to consider and act upon one or more adjournments of the Annual Meeting, if necessary or appropriate, to solicit additional proxies in favor of any or all of the other proposals set forth in this proxy statement.

If a quorum is not present at the Annual Meeting, the Company’s stockholders may be asked to vote on the proposal to adjourn the Annual Meeting to solicit additional proxies. If a quorum is present at the Annual Meeting, but there are not sufficient votes at the time of the Annual Meeting to approve one or more of the proposals, the Company’s stockholders may also be asked to vote on the proposal to approve the adjournment of the Annual Meeting to permit further solicitation of proxies in favor of the other proposals. However, a stockholder vote may be taken on one of the proposals in this proxy statement prior to any such adjournment if there are sufficient votes for approval on such proposal.

If the adjournment proposal is submitted for a vote at the Annual Meeting, and if the Company’s stockholders vote to approve the adjournment proposal, the meeting will be adjourned to enable the Board of Directors to solicit additional proxies in favor of one or more proposals. If the adjournment proposal is approved, and the Annual Meeting is adjourned, the Board of Directors will use the additional time to solicit additional proxies in favor of any of the proposals to be presented at the Annual Meeting, including the solicitation of proxies from stockholders that have previously voted against the relevant proposal.

The Board of Directors believes that, if the number of shares of the Company’s common stock voting in favor of any of the proposals presented at the Annual Meeting is insufficient to approve a proposal, it is in the best interests of the Company’s stockholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. The time and place of the adjourned meeting will be announced at the time the adjournment is taken. Any adjournment of the Annual Meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Annual Meeting as adjourned or postponed.

Our Board unanimously recommends a vote FOR this proposal.

OTHER MATTERS

Audit Committee Report

The audit committee is appointed by the Board to review the Company’s financial matters. Each member of the audit committee meets the independence requirements established by the 1940 Act and under the applicable listing standards of the NYSE. The audit committee is responsible for the selection, engagement, compensation, retention and oversight of the Company’s independent registered public accounting firm. We are also responsible for recommending to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K, as amended, for the fiscal year.

In making our recommendation that the Company’s financial statements be included in its Annual Report on Form 10-K for the year ended February 28, 2015, we have taken the following steps:

•	We discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended February 28, 2015, those matters required to be discussed by Statements on Auditing Standards Nos. 61 and 90, each as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, including information regarding the scope and results of the audit. These communications and discussions are intended to assist us in overseeing the financial reporting and disclosure process.

•	We conducted periodic executive sessions with Ernst & Young LLP, with no members of the Company’s management present during those discussions. Ernst & Young LLP did not identify any material audit issues, questions or discrepancies, other than those previously discussed with management, which were resolved to the satisfaction of all parties.

•	We received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with us concerning independence, and we discussed with Ernst & Young LLP its independence from the Company. We also considered whether the provision of non-audit services to the Company is compatible with Ernst & Young LLP’s independence.

•	We determined that there were no former Ernst & Young LLP employees, who previously participated in the Company’s audit, engaged in a financial reporting oversight role at the Company.

•	We reviewed, and discussed with the Company’s management and Ernst & Young LLP, the Company’s audited consolidated statement of assets and liabilities at February 28, 2015, and consolidated statements of operations, consolidated statements of changes in net assets and consolidated statements of cash flows for the year ended February 28, 2015.

Based on the reviews and actions described above, we recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended February 28, 2015 for filing with the SEC.

THE AUDIT COMMITTEE

Steven M. Looney, Chair

Charles S. Whitman III

G. Cabell Williams

Independent Registered Public Accounting Firm

Our Board has ratified the decision of the audit committee to appoint Ernst & Young LLP to serve as our independent registered public accounting firm until February 28, 2016. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

For the years ended February 28, 2015 and February 28, 2014, the Company incurred the following fees for services provided by Ernst & Young LLP, including expenses:

	Fiscal Year Ended February 28, 2015	Fiscal Year Ended February 28, 2014
Audit Fees	$513,710	$536,600
Audit Related Fees	26,000	—
Tax Fees	37,000	40,000
All Other Fees	—	—

Total Fees	$576,710	$576,600

Audit Fees.    Audit fees include fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements and that generally only the independent accountant can provide. In addition to fees for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the review of our quarterly financial statements in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents, and assistance with and review of documents filed with the SEC.

Audit Related Fees.    Audit related fees are assurance related services that traditionally are performed by the independent accountant, such as attest services that are not required by statute or regulation.

Tax Fees.    Tax fees include services in conjunction with preparation of the Company’s tax return.

All Other Fees.    Fees for other services would include fees for products and services other than the services reported above.

It is the policy of the audit committee to pre-approve all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm.

Information Incorporated by Reference

This proxy statement incorporates by reference the information set forth in our Annual Report on Form 10-K for the year ended February 28, 2015 (the “2015 Annual Report”) under the following headings: Item 6. Selected Financial Data; Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; Item 7A. Quantitative and Qualitative Disclosures about Market Risk; Item 8. Consolidated Financial Statements and Supplementary Data; and Item 9. Changes and Disagreements with Accountants on Accounting and Financial Disclosure. Copies of the 2015 Annual Report are being furnished with this proxy statement.

Stockholder Proposals

Any stockholder proposals submitted pursuant to the SEC’s Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2016 Annual Meeting of Stockholders must be received by the Company on or before May 23, 2016. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Henri J. Steenkamp, Secretary of the Company at 535 Madison Avenue, New York, New York 10022.

Stockholder proposals or director nominations to be presented at the 2016 Annual Meeting of stockholders, other than stockholder proposals submitted pursuant to the SEC’s Rule 14a-8, must be delivered to, or mailed and received at, the principal executive offices of the Company not less than ninety (90) days in advance of the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s Annual Meeting of Stockholders. For the Company’s 2016 Annual Meeting of Stockholders, the Company must receive such proposals and nominations no later than May 23, 2016. If the date of the Annual Meeting has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year’s proxy statement, stockholder proposals or director nominations must be so received not later than the tenth day following the day on which such notice of the date of the 2016 Annual Meeting of Stockholders or such public disclosure is made. Proposals must also comply with the other requirements contained in the Company’s By-laws, including supporting documentation and other information. Proxies solicited by the Company will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Other Business

The Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters may properly be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any other business that may properly come before the Annual Meeting, however, the proxies, in the form enclosed, will be voted in respect thereof in accordance with the discretion of the proxyholders.

Whether or not you expect to attend the Annual Meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that you may be represented at the Annual Meeting.

Annual Reports

A copy of our Annual Report on Form 10-K for the period ended February 28, 2015, which includes financial statements, is available on the SEC website and is incorporated herein by reference. The information that we have filed with the SEC is available to stockholders free of charge by contacting us at 535 Madison Avenue, New York, New York 10022 or by telephone at (212) 906-7800 or on our website at www.saratogainvestmentcorp.com. Information contained on our website is not incorporated into this document and you should not consider such information to be a part of this document.

SARATOGA INVESTMENT CORP. 535 MADISON AVENUE NEW YORK, NY 10022

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees
01 Christian L. Oberbeck
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain

2       To approve a proposal to authorize the Company to sell or otherwise issue the Company’s common stock at an offering price per share to investors that is not less than 85% of the Company’s then current net asset value per share.

							☐	☐	☐

3       To approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting, to approve the proposal to elect the director and/or the proposal to sell or issue shares of common stock to investors at a price per share that is less than the Company’s then current net asset value per share.

							☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

SARATOGA INVESTMENT CORP.

Annual Meeting of Stockholders

September 30, 2015, 10:30 a.m.

This Proxy is Solicited by the Board of Directors

The undersigned hereby appoints Christian L. Oberbeck and Henri J. Steenkamp, and each of them, as proxies of the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of Saratoga Investment Corp., a Maryland corporation (the “Company”), to be held at the offices of Sutherland Asbill & Brennan LLP, located at 1114 Avenue of the Americas, New York, NY 10036, on September 30, 2015, at 10:30 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast and to otherwise represent the undersigned with all powers that the undersigned would possess if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders of the Company and the accompanying proxy statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY IS REVOCABLE. UNLESS A CONTRARY DIRECTION IS INDICATED, VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST FOR THE NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE THEREWITH. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXYHOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side